Exhibit 99(a)



               PEOPLES HERITAGE TO PURCHASE ATLANTIC

             Contact:  Peoples Heritage Financial Group, Inc.
                              Brian Arsenault
                               207-761-8517
                                    or
                             Atlantic Bancorp
                             Lawrence Connell
                               207-761-5922


     PORTLAND, Maine -- (BUSINESS WIRE) -- June 24, 1997 -- Peoples Heritage Financial Group, Inc. (NASDAQ:PHBK) announced today that it has reached a definitive agreement to purchase Atlantic Bancorp, the parent company of Atlantic Bank N.A., headquartered in Portland, Maine for $70.8 million, or $17 per share.

     The purchase price is equivalent to 1.6 times Atlantic's book value at March 31, 1997 and represents a deposit premium of 10.7 percent. The acquisition is anticipated to be completed this fall following regulatory approvals and will be accounted for as a purchase. The transaction is expected to be accretive during the first full year of operations.

     As of March 31, 1997 Atlantic Bancorp had total assets of $470.2 million, total deposits of $366.6 million, net loans of $375.4 million, and stockholders' equity of $44.4 million. Atlantic Bank N.A. operates 15 banking offices located primarily in southern Maine.

     Peoples Heritage Financial Group, headquartered in Portland, Maine with $5.5 billion in assets, is the parent company of Peoples Heritage Bank, which operates 67 banking offices in Maine, Bank of New Hampshire, which operates 44 banking offices in New Hampshire, and Family Bank, which operates 18 branches in northern Massachusetts and 5 banking offices in southern New Hampshire. The Atlantic franchise will be consolidated into Peoples Heritage Bank.

     "We are pleased to add the banking operations of Atlantic Bank to Peoples Heritage Bank," said William J. Ryan, chairman, president and chief executive officer of Peoples Heritage. "Atlantic Bank has a community banking focus which fits well with our approach to banking. We think this will be a very comfortable transition for Atlantic's customers and a strong addition to our banking presence in Maine."

     "This is an excellent opportunity for our shareholders, customers, employees and the community," said Lawrence Connell, president and chief executive officer of Atlantic Bancorp. "We are pleased to be joining such a dynamic Maine-based institution."